Unitrin Purchases Rights to the Kemper Name

CHICAGO, June 30, 2010, BUSINESSWIRE -- Unitrin, Inc. (NYSE: UTR) announced today that it has purchased all rights to the "Kemper" name owned by Lumbermens Mutual Casualty Company and its affiliates ("Lumbermens"). These rights include registered trademarks, logos and internet domain names incorporating the Kemper name. Terms of the transaction were not disclosed.

Lumbermens, based in Long Grove, Illinois, has for many years owned the intellectual property rights to the Kemper name in the insurance marketplace and has conducted its various insurance businesses under the name "Kemper Insurance Companies." Unitrin, based in Chicago, purchased the personal lines property and casualty insurance business of Lumbermens in 2002. As a part of that purchase, Unitrin acquired a license to use the Kemper name in connection with the personal lines business only. As a result of the transaction announced today, Unitrin has acquired unrestricted use of the Kemper name in connection with all of its operations. Lumbermens, which has been in the process of winding down its remaining insurance operations since 2003, will refer to itself henceforth as the "Lumbermens Mutual Group."

Unitrin's Chief Executive Officer, Donald Southwell, said "We are pleased to have acquired such a venerable name in financial services as Kemper and plan to increase the profile of the name in our insurance operations over time."

Unitrin is a diversified insurance holding company, with subsidiaries that provide life, health, auto, homeowners and other insurance products for individuals and small businesses.

Unitrin's principal businesses are:

- Kemper(R)(1) which provides auto, homeowners and other insurance products to individuals through a network of independent agents,

- Unitrin Direct, which markets auto and homeowners insurance to consumers via direct mail, the Internet, employer-sponsored employee benefit programs and other affinity relationships,

- Unitrin Specialty, which provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records or claim or credit histories, and

  Unitrin's Career Agency Companies, which specialize in the sale of life insurance products to persons of modest incomes through a network of employee agents.

Additional information about Unitrin is available by visiting its website (www.unitrin.com).

SOURCE: Unitrin, Inc.

Unitrin, Inc.

Frank J. Sodaro, (312) 661-4930

investor.relations@unitrin.com

(1) "Kemper" is a trademark of Unitrin, Inc.